EXHIBIT 3.1

CERTIFICATE OF DESIGNATION
OF THE RIGHTS, PREFERENCES, PRIVILEGES,
AND RESTRICTIONS, WHICH HAVE NOT BEEN SET
FORTH IN THE CERTIFICATE OF INCORPORATION
OR IN ANY AMENDMENT THERETO,
OF THE
SERIES B CONVERTIBLE PREFERRED STOCK
OF
CHINA YOUTH MEDIA, INC.

(Pursuant to Section 151 of the General Corporation Law of Delaware)

The undersigned, Jay Rifkin, does hereby certify that:

A. He is the duly elected and acting Chief Executive Officer and Secretary of China Youth Media, Inc., a Delaware corporation (the “Corporation”).

B.  Pursuant to the Unanimous Written Consent of the Board of Directors of the Corporation dated June 20, 2011, the Board of Directors duly adopted the following resolutions:

WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of stock designated as Preferred Stock, with a par value of $0.001 per share (the “Preferred Class”), comprising Two Million (2,000,000) shares and provides that the Board of Directors of the Corporation may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

WHEREAS, the Corporation has previously established a series of stock known as the Series A Convertible Preferred Stock, consisting of 500,000 shares, none of which are issued and outstanding as of the date hereof  A Certificate of Designation was previously filed with the Delaware Secretary of State on May 23, 2008, setting forth the rights, preferences, privileges, restrictions, and other matters relating to the Series A Convertible Preferred Stock;

WHEREAS, the Board of Directors believes it in the best interests of the Corporation to create a second series of preferred stock consisting of 10,000 shares and designated as the “Series B Convertible Preferred Stock” having certain rights, preferences, privileges, restrictions, and other matters relating to the Series B Convertible Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions, and other matters relating to the Series B Convertible Preferred Stock as follows:

1.Definitions.  For purposes of this Certificate of Designation, the following definitions shall apply:

1.1  “Board” shall mean the Board of Directors of the Corporation.

1.2  “Corporation” shall mean China Youth Media, Inc., a Delaware Corporation.

1.3  “Common Stock” shall mean the common stock, $0.001 par value per share, of the Corporation.

1.4  “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5  “Conversion Date” shall have the meaning set forth in Section 4.2.

1.6  “Distribution” shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration, whether by dividend or otherwise (except a dividend in shares of Corporation's stock).

1.7 “Holder” shall mean a holder of the Series B Convertible Preferred Stock.

1.8 “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of June 1, 2011 among the Corporation, China Youth Media Merger Sub, Inc. and Midwest Energy Emissions Corp.

1.9   “Original Issue Date” shall mean the date on which the first share of Series B Convertible Preferred Stock is issued by the Corporation.

1.10   “Original Issue Price” shall mean $10.00 per share for the Series B Convertible Preferred Stock.

1.11  “Person” shall mean an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

1.12 “Series A Convertible Preferred Stock” shall mean the Series A Convertible Preferred Stock, $0.001 par value per share, of the Corporation.

1.13  “Series B Convertible Preferred Stock” shall mean the Series B Convertible Preferred Stock, $0.001 par value per share, of the Corporation.

1.14 “Subsidiary” shall mean any corporation or limited liability company or corporation of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

2.      Dividend Rights.

2.1      In each calendar year, the holders of the then outstanding Series B Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Corporation legally available therefore, noncumulative dividends in an amount equal to any dividends or other Distribution on the Common Stock in such calendar year (other than a Common Stock Dividend).  No dividends (other than a Common Stock Dividend) shall be paid, and no Distribution shall be made, with respect to the Common Stock unless dividends in such amount shall have been paid or declared and set apart for payment to the holders of the Series B Convertible Preferred Stock simultaneously.  Dividends on the Series B Convertible Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Series B Convertible Preferred Stock by reason of the fact that the Corporation shall fail to declare or pay dividends on the Series B Convertible Preferred Stock, except for such rights or interest that may arise as a result of the Corporation paying a dividend or making a Distribution on the Common Stock in violation of the terms of this Section 2.

2.2Participation Rights.  Dividends shall be declared pro rata on the Common Stock and the Series B Convertible Preferred Stock on a pari passu basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Series B Convertible Preferred Stock is to be treated for this purpose as holding the number of shares of Common Stock to which the holders thereof would be entitled if they converted their shares of Series B Convertible Preferred Stock at the time of such dividend in accordance with Section 4 hereof.

2.3Non-Cash Dividends.  Whenever a dividend or Distribution provided for in this Section 2 shall be payable in property other than cash (other than a Common Stock Dividend), the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3.      Liquidation Rights.  In the event of any liquidation, dissolution, or winding up of the Corporation; whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's shareholders (the “Available Funds and Assets”) shall be distributed to shareholders in the following manner:

3.1Series B Convertible Preferred Stock.  The holders of each share of Series B Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or Distribution (or any setting apart of any payment or Distribution) of any Available Funds and Assets on any shares of Common Stock, and equal in preference to any payment or Distribution (or any setting apart of any payment or Distribution) of any Available Funds and Assets on any shares of a subsequent series of preferred stock, an amount per share equal to the Original Issue Price of the Series B Convertible Preferred Stock plus all declared but unpaid dividends on the Series B Convertible Preferred Stock.  If upon any liquidation, dissolution, or winding up of the Corporation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series B Convertible Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series B Convertible Preferred Stock pro rata, according to the number of outstanding shares of Series B Convertible Preferred Stock held by each holder thereof.

3.2Merger or Sale of Assets.  A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution, or winding up of the Corporation within the meaning of this Section 3 and the Series B Convertible Preferred Stock shall be entitled only to the rights contained in this Section 3.

3.3Non-Cash Consideration.  If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board.

4.Conversion Rights.

4.1Conversion of Preferred Stock.  Each share of Series B Convertible Preferred Stock shall automatically convert, without any action on the part of the Holder, into Three Hundred One Thousand Two Hundred Fifty Five (301,255) fully paid and nonassessable shares of Common Stock of the Company, upon the effectiveness of a Certificate of Amendment filed with the Delaware Secretary of State sufficient to increase the authorized Common Stock of the Company to allow for the conversion of all the Series B Convertible Preferred Stock .  Such date shall be referred to herein as the “Conversion Date.”

4.2Procedures for Exercise of Conversion Rights.  As promptly as practicable after the Conversion Date, but not later than ten (10) business days thereafter, the Company shall issue and deliver to or upon the written order of such Holder, at such office or other place designated by the Company, a certificate or certificates for the number of full shares of Common Stock to which such Holder is entitled.  The Holder shall be deemed to have become a shareholder of record on the Conversion Date.

4.3No Fractional Shares.  No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Convertible Preferred Stock.  The number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Convertible Preferred Stock.  Any fractional shares of Common Stock which would otherwise be issuable upon conversion of the shares of Series B Convertible Preferred Stock will be rounded up to the next whole share.

4.4Payment of Taxes for Conversions.  The Company shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion pursuant hereto of Series B Convertible Preferred Stock.  The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Convertible Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

4.5Status of Common Stock Issued Upon Conversion.  All shares of Common Stock which may be issued upon conversion of the shares of Series B Convertible Preferred Stock will upon issuance by the Company be validly issued, fully paid, and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

4.6Status of Converted Preferred Stock.  In case any shares of Series B Convertible Preferred Stock shall be converted pursuant to this Section 4, the shares so converted shall be canceled and shall not be issuable by the Company.

4.7Reservation of Common Stock.  The Company shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series B Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of Series B Convertible Preferred Stock from time to time outstanding.  Notwithstanding the foregoing, as of the date hereof the Company does not have sufficient authorized but unissued shares of Common Stock to satisfy the conversion provisions hereof; the Company will use commercially reasonable efforts to amend its Certificate of Incorporation to increase its authorized common stock after the Original Issuance Date.

4.8Registration or Listing of Shares of Common Stock.  If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series B Convertible Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange, or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Company will in good faith and as expeditiously as possible endeavor to secure such registration, listing, or approval, as the case may be.

5.Adjustment of Conversion Price.

5.1General Provisions.  In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or as a result of a stock dividend or subdivision, split, or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, the shares of Series B Convertible Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale, or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such Holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale, or other disposition it had converted its shares of Series B Convertible Preferred Stock into Common Stock.  The provisions of this section 5.1 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, or other dispositions.

5.2 No Impairment.  The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Convertible Preferred Stock against impairment.  This provision shall not restrict the Corporation from amending its Articles of Incorporation in accordance with the General Corporation Law of Delaware and the terms hereof.

6.Call Provisions.  The Series B Convertible Preferred Stock shall not be callable by the Company.

7.      Redemption.  The Series B Convertible Preferred Stock shall not be redeemable by the Company.

8.      Notices.  Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series B Convertible Preferred Stock shall be deemed given if sent by facsimile or overnight courier to the address appearing on the books of the Corporation, and shall be conclusively deemed given at the time of delivery if made during normal business hours, otherwise notice shall be deemed given on the next business day.

9.Voting Provisions.  Each share of Series B Convertible Preferred Stock shall be entitled to the number of votes to which the holders thereof would be entitled if they converted their shares of Series B Convertible Preferred Stock at the time of voting in accordance with Section 4 hereof.

10.    Protective Provisions.  The Company may not take any of the following actions without the approval of a majority of the holders of the outstanding Series B Convertible Preferred Stock: (i) alter or change the rights, preferences, or privileges of the Series B Convertible Preferred Stock, (ii) increase or decrease the number of authorized shares of Series B Convertible Preferred Stock, or (iii) authorize the issuance of securities having a preference over the Series B Convertible Preferred Stock.

[signature page to follow]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series B Convertible Preferred Stock to be duly executed by its Chief Executive Officer and attested to by its Secretary this 21st day of June, 2011

/S/ Jay Rifkin	/S/ Jay Rifkin
By: Jay Rifkin	By: Jay Rifkin
Its:Chief Executive Officer	Its:Secretary